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                                                            Exhibit 99.23(g)(2)


                        AMENDMENT TO THE CUSTODIAN CONTRACT

AGREEMENT made by and between State Street Bank and Trust Company (the "Custodian") and Emerging Germany Fund Inc. (the "Fund").

WHEREAS, the Custodian and the Fund are parties to a custodian contract dated March 26, 1990, (the "Custodian Contract") governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund: and

WHEREAS, the Custodian and the Fund desire to amend the Custodian Contract;

NOW THEREFORE, in consideration of the premises and covenants contained herein, the Custodian and the Fund hereby amend the first sentence of Section 4 of the Custodian Contract to read as follows:

     "Proper Instructions as used herein means a writing signed or initialed by two persons as the Board of Directors shall have from time to time authorized."

Except as specifically superseded or modified herein, the terms and provisions of the Custodian Contract shall continue to apply with full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the13th day of January, 1994.

ATTEST                             EMERGING GERMANY FUND INC.


/s/Assistant Secretary             By /s/Vice President and Assistant Secretary


ATTEST                             STATE STREET BANK AND TRUST COMPANY


/s/Secretary                       By /s/Executive Vice President